Exhibit 10.6

NEW PEOPLES BANK, INC.

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 18th day of December, 2002, by and between NEW PEOPLES BANK, INC., a state chartered commercial bank located in Honaker, Virginia (the “Company”), and FRANK SEXTON, JR. (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

The Company and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Change of Control” means the transfer of shares of the Company’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company’s outstanding voting common stock, followed by the Executive’s Termination of Employment for reasons other than death, Disability or retirement.

1.2 “BOLI Investments” means the funds invested, including interest earned, with various insurance companies providing Bank-Owned Life Insurance on key personnel.

1.3 “Default by Insurance Company” means that the company fails to receive the principal, or interest earned, on the Bank-Owned Life Insurance policy.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the

Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

1.6 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

1.7 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.8 “Effective Date” means November 1, 2001.

1.9 “Normal Retirement Age” means the Executive’s 65th birthday.

1.10 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.11 “PlanYear” means a twelve-month period commencing on November 1st and ending on October 31st of each year. The initial Plan Year shall commence on the effective date of this Agreement.

1.12 “Termination for Cause” See Article 5.

1.13 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

1.14 “Voluntary Termination of Employment” means that following a Change of Control, the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than Termination for Cause, Disability or Involuntary Termination of Employment.

1.15 “Involuntary Termination of Employment” means that following a Change of Control, the Executive, prior to Normal Retirement Age, has (i) been notified in writing that employment with the Company is terminated for reasons other than an approved leave of absence, Termination for Cause, Disability or Voluntary Termination of Employment, or (ii) undergone Constructive Termination of Employment.

1.16 “Constructive Termination of Employment” means that following a Change of Control, the Executive, prior to Normal Retirement Age, has experienced any of the following:

(a) Without the Executive’s express written consent, the assignment to the

Executive of any duties or responsibilities inconsistent with the Executive’s positions, or a change in the Executive’s reporting responsibilities, titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive’s employment for Cause, Disability, retirement, or as a result of the Executive’s death;

(b) A reduction by the Company in the Executive’s base salary;

(c) Without the Executive’s express written consent, the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any benefit plans, or the failure by the Company to provide the Employee with the number of paid vacation days to which he or she is then entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect on the date hereof;

(d) Any failure of the Company to obtain the assumption of, or the agreement to perform, this Agreement by any successor as contemplated in Section 8.4 hereof; or

(e) The Company requiring the Employee to be based anywhere other than the Honaker, Virginia area except for required travel on the Company business to an extent substantially consistent with the Executive’s present business travel obligations or, in the event the Executive consents to any relocation, the failure by the Company to pay (or reimburse the Executive) for all reasonable moving expenses incurred by the Executive relating to a change of the Executive’s principal residence in connection with such relocation and to indemnify the Executive against any loss realized on the sale of the Executive’s principal residence in connection with any such change of residence.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $38,812 (Thirty Eight Thousand Eight Hundred Twelve Dollars). The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for a period of 15 years.

2.1.3 Benefit Increases. Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company’s Board of Directors, at its sole discretion, may increase the benefit.

2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date. This benefit is determined by vesting the Executive in 100 percent of the Accrual Balance set forth on Schedule A. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A. This benefit is determined by calculating a 15-year fixed annuity from the Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7.5 percent, compounded monthly.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment. The annual benefit shall be paid to the Executive for a period of 15 years.

2.2.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Annual Benefit set forth on Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs. This benefit is determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for a period of 15 years.

2.3.3 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

2.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the

Executive either the Voluntary Termination of Employment benefit or the Involuntary Termination of Employment benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is one of the following:

(a) Voluntary Termination of Employment Benefit. Upon the Executive’s Voluntary Termination of Employment following a Change of Control, the benefit under this Section 2.4 is the Early Termination Benefit described in Section 2.2. This benefit shall be paid to the Executive in the same amounts and manner as described in Section 2.2.

(b) Involuntary Termination of Employment Benefit. Upon the Executive’s Involuntary Termination of Employment following a Change of Control, the benefit under this Section 2.4 is the Normal Retirement Benefit described in Section 2.1. This benefit shall be paid to the Executive in the same amounts and manner as described in Section 2.1.

2.4.2 Benefit Increases. Benefit payments may be increased as provided in Section 2.1.3.

2.4.3 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments commencing with the month following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for a period of 15 years.

3.2 Death During Payment of a Lifetime Benefit. If the Executive dies after any Lifetime Benefit payments have commenced under this Agreement but before receiving all such payments,

the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of a Lifetime Benefit Commences. If the Executive is entitled to a Lifetime Benefit under this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 Default by Insurance Company. The company has made BOLI Investments in order to provide funding for the payment of this contract. In the event of a default by the insurance company of one or more of these investments, the benefits provided herein shall be reduced proportionally in the same proportion as the amount of the loss bears to the total amount of the investment.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Virginia, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

NEW PEOPLES BANK, INC.

/s/ Frank Sexton, Jr.	By	/s/ Lynn Keene
Frank Sexton, Jr.	Title	Chairman of the Board